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                                                                 EXHIBIT 11

                 HOMESTAKE MINING COMPANY AND SUBSIDIARIES
               Computation of Earnings Per Share (unaudited)
                  (In thousands, except per share amounts)


                              Three Months Ended     Six Months Ended
                                    June 30,              June 30,
                                1994       1993      1994        1993
                               -------    -------   -------     -------
PRIMARY:

Earnings:
  Net income                   $32,955   $11,294    $57,169    $16,855
  Less Homestake Canada
     Inc. dividends on
     Series 1 second
     preference shares                      (382)                 (769)
                               -------   --------   -------    --------
  Net income applicable
     to primary earnings
     per share
     calculation               $32,955   $10,912    $57,169    $16,086
                               =======   ========   =======    ========

Weighted average number
  of shares outstanding        137,735   136,906    137,705    136,842
                               =======   ========   =======    ========

Net income per share
  - primary                    $  0.24   $  0.08    $  0.42    $  0.12
                               =======   ========   =======    ========



FULLY DILUTED:

Earnings:
  Net income                   $32,955   $11,294    $57,169    $16,855
  Add: Interest relating
          to 5.5% convertible
          subordinated notes,
          net of tax             1,585       104      3,232        104
        Amortization of
          issuance costs
          relating to 5.5%
          convertible
          subordinated notes,
          net of tax               108        10        220         10
  Less Homestake Canada Inc.
     dividends on
     Series 1 second
     preference shares                      (382)                 (769)
                               -------   --------   -------     --------
  Net income applicable to
     fully diluted
     earnings per share
     calculation               $34,648   $11,026    $60,621    $16,200
                               =======   ========   =======    ========

Weighted average number
  of shares outstanding:
  Common shares                137,735   136,906    137,705    136,842
  Additional shares
     relating to
     conversion of 5.5%
     convertible
     subordinated notes          6,505       578      6,505        289
                               -------   --------   -------    --------
                               144,240   137,484    144,210    137,131
                               =======   ========   =======    ========
Net income per share
   - fully diluted             $  0.24   $  0.08    $  0.42    $  0.12
                               =======   ========   =======    ========

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                                  14

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